CONFORMED COPY

Employment Agreement

This Employment Agreement (the “Agreement”) is made and entered into this 22nd day of March, 2009 by and between Petroleum Development Corporation, a Nevada Corporation (the “Company”), and Scott Meyers (the “Employee”).

WHEREAS, the Company wishes to employ the Employee as Chief Accounting Officer and to perform the duties and services incident to such position for the Company, and the Employee wishes to be so employed by the Company, all upon the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the premises and mutual covenants and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the parties hereto, intending to be legally bound, agree as follows:

1.	Effective Date and Term

a.
Initial Term.  The effective date of this Agreement shall be March 22, 2009 (the “Effective Date”), and the initial term shall be for the period beginning on the Effective Date and ending December 31, 2009.

b.
Automatic Extensions.  The Term of this Agreement shall be extended for an additional 12 months beginning on December 31, 2009 and on each successive December 31 unless either party provides the other with at least 30 days prior written notice, or unless the contract has been terminated by the parties in accordance with the provisions of Section 6 of this Agreement.  The period of time from the Effective Date until the Termination Date, as defined in Section 6b., shall be the “Term.”

2.	Position and Responsibilities

a.
Position.  The Employee shall initially serve as the Chief Accounting Officer of the Company and shall initially report to a designated member of the Executive Leadership Team and be under the general direction and control of a designated member of the Executive Leadership Team.

b.
Responsibilities.  The Employee shall have obligations, duties, authority and power to do such acts as are customarily done by a person holding the same or an equivalent position in corporations of similar size to the Company. The Employee shall perform such managerial duties and responsibilities for the Company as may be reasonably be assigned to him.

c.
Dedication of Professional Services.  The Employee shall devote substantially all of his business time, best efforts and attention to promote and advance the business of the Company and its Affiliates to perform diligently and faithfully all the duties, responsibilities and obligations of his position with the Company. Employee shall not be employed in any other business activity, other than with the Company and its Affiliates, during the Term, whether or not such activity is pursued for gain, profit or other pecuniary advantage without approval of the Chief Financial Officer. Provided, however, that this restriction shall not be construed as preventing Employee from investing his personal assets in a business which does not compete with the Company or its Affiliates, where the form or manner of such investment will not require services of any significance on the part of Employee in the operation of the affairs of the business in which such investment is made and in which his participation is solely that of a passive investor.

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the Company and its Affiliates, during the Term, whether or not such activity is pursued for gain, profit or other pecuniary advantage without approval of the Chief Financial Officer. Provided, however, that this restriction shall not be construed as preventing Employee from investing his personal assets in a business which does not compete with the Company or its Affiliates, where the form or manner of such investment will not require services of any significance on the part of Employee in the operation of the affairs of the business in which such investment is made and in which his participation is solely that of a passive investor.

d.
Adherence to Standards.  Employee shall comply with the written policies, standards, rules and regulations of the Company from time to time established for all executive officers of the Company consistent with Employee's position and level of authority.

e.
Minimum Stock Ownership.  Employee shall, by the fifth anniversary of the Effective Date and until his Termination Date, maintain a minimum stock ownership equal to one times the Employee's Base Salary, as defined in Section 3a.

f.
Place of Employment.  The place of employment shall be the Company’s offices in Bridgeport, West Virginia, unless Employee and the Company mutually agree to an alternative location.  Employee acknowledges that there may be substantial business travel associated with Employee’s position.

3.	Compensation

a.
Base Salary.  The Company shall pay the Employee an annual (defined as a 12 month period) base salary of $202,000 (the “Base Salary”) commencing on the Effective Date.  The Base Salary shall be payable in accordance with the ordinary payroll practices of the Company.  The Base Salary shall be reviewed annually by the Executive Leadership Team, and may be changed by the Executive Leadership Team in its sole discretion, taking into account the base salaries, aggregate annual cash compensation, and other compensation of individuals holding similar positions at other comparable companies and the performance of the Employee and the Company.

b.
Performance Bonus.  In addition to his Base Salary, the Employee shall be eligible to earn an annual performance bonus (the “Bonus”) during the Term, first payable in 2010 for 2009 performance (with the 2009 Bonus prorated to reflect the actual 2009 service term), based on the achievement of individual performance plan objectives.  The Bonus shall be paid in cash no later than March 15 of the following year.

c.
Initial Restricted Stock Award.  Employee will receive a one-time award of restricted stock equal in value to $202,000.  For this purpose, the value of the restricted stock will be based on the average closing price of the

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stock of the Company for the month of March, 2009. The restricted stock will vest at the rate of 25% for each complete year worked by Employee under this Agreement, beginning from the Effective Date.

d.
Other Compensation.  The Employee shall continue to be eligible to participate in all other cash or stock compensation plans or programs maintained by the Company, as in effect from time to time, in which other senior executives of the Company are allowed to participate.

4.	Employee Benefits

a.
Participation in Company Benefit Plan.  During the Term, the Company shall provide the Employee with coverage under all employee pension and welfare benefit programs, plans and practices commensurate with his positions in the Company and to the extent permitted under the respective employee benefit plan.  Standard employee deductibles, co-pays, and premiums apply.

b.
Vacation.  The Employee will be entitled to twenty days of paid vacation in each calendar year, to be taken at such times as is reasonably determined by the Employee to be consistent with the Employee’s responsibilities under this Agreement.

c.
Expense Reimbursement. The Employee is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, including, without limitation, expenses related to travel, meals, entertaining, and similar items related to such duties and responsibilities.  The Company will reimburse the Employee for all such expenses on presentation by Employee from time to time of appropriately itemized and approved (consistent with the Company’s policy) accounts of such expenditures.  All expense reimbursements for a calendar year shall be paid in the normal course, but no later than March 15 of the following calendar year.

d.
Automobile.  During the Term, the Employee shall be entitled to an automobile stipend equal to that received from time to time by Company vice presidents; that stipend currently being equal to $1,100 per month as of the Effective Date.

e.
Moving Expense Reimbursement. The Company shall reimburse the Employee for the costs associated with the sale of his Pennsylvania residence and the moving of his family and household furniture and furnishings to West Virginia, in accordance with the Company’s Employee Relocation Policy.

5.	Restrictive Covenants

a.
Confidential Information.  Employee hereby acknowledges that in connection with Employee’s employment by the Company, Employee will be exposed to and may obtain certain Confidential Information (as defined below)

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(including, without limitation, procedures, memoranda, notes, records and customer and supplier lists whether such information has been or is made, developed or compiled by Employee or otherwise has been or is made available to him) regarding the business and operations of the Company and its subsidiaries or affiliates.  Employee further acknowledges that such Confidential Information is unique, valuable, considered trade secrets and deemed proprietary by the Company.  For purposes of the Agreement, “Confidential Information” includes, without limitation, any information heretofore or hereafter acquired, developed or used by any of the Company or their direct or indirect subsidiaries relating to Business Opportunities or Intellectual Property or other geological, geophysical, economic, financial or management aspects of the business, operations, properties or prospects of the Company or their direct or indirect subsidiaries, whether oral or in written form (including electronic).  Employee agrees that all Confidential Information is and will remain the property of the Company or their direct or indirect subsidiaries, as the case may be.  Employee further agrees, except for disclosures occurring in the good faith performance of Employee’s duties for the Company or their direct or indirect subsidiaries, during the Term and for a period of three (3) years after the Termination Date, to hold in the strictest confidence all Confidential Information, and not to, directly or indirectly, duplicate, sell, use, lease, commercialize, disclose or otherwise divulge to any person or entity any portion of the Confidential Information or use any Confidential Information, directly or indirectly, for Employee’s own benefit or profit or allow any person, entity or third party, other than the Company or their direct or indirect subsidiaries and authorized executives of the same, to use or otherwise gain access to any Confidential Information.  Employee will have no obligation under this Agreement with respect to any information that becomes generally available to the public other than as a result of a disclosure by Employee or Employee’s agent or other representative or becomes available to Employee on a non-confidential basis from a source other than the Company or their direct or indirect subsidiaries.  Further, Employee will have no obligation under this Agreement to keep confidential any of the Confidential Information to the extent that a disclosure of it is required by law or is consented to by the Company; provided, however, that if and when such a disclosure is required by law, Employee promptly will provide the Company with notice of such requirement, so that the Company may seek an appropriate protective order.

b.
Return of Property.  Employee agrees to deliver promptly to the Company, upon termination of Employee’s employment hereunder, or at any other time when the Company so requests, all documents and property relating to the business of the Company or their direct or indirect subsidiaries, including without limitation: all geological and geophysical reports and related data such as maps, charts, logs, seismographs, seismic records and other reports and related data, calculations, summaries, memoranda and opinions relating to the foregoing, production records, electric logs, core data, pressure data, lease files, well files and records, land files, abstracts, title opinions, title or curative matters, contract files, notes, records, drawings, manuals, correspondence, financial and accounting information, customer lists, statistical data and compilations, patents, copyrights,

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trademarks, trade names, inventions, formulae, methods, processes, agreements, contracts, manuals, electronic data,  or any documents,  whether written or digital and whether prepared or compiled by Employee or furnished to Employee during the Term, relating to the business of the Company or their direct or indirect subsidiaries and all copies thereof and therefrom; provided, however, that Employee will be permitted to retain copies of any documents or materials of a personal nature or otherwise related to Employee’s rights under this Agreement. The aforementioned materials include materials on Employee’s personal computers, which materials shall be destroyed in a manner satisfactory to the Company.

c.
No Soliciation.  The Employee shall not, directly or indirectly, either during the Term or for a period of one (1) year thereafter (i) solicit, directly or indirectly, the services of any person who was a full-time employee of the Company, its subsidiaries, divisions, or affiliates, or otherwise induce such employee to terminate or reduce employment, or (ii) solicit the business of any person who was a client or customer of the Company, its subsidiaries, divisions, or affiliates, in each case at any time during the last year of the Term. For purposes of this Agreement, the term “person” shall include natural persons, corporations, business trusts, associations, sole proprietorships, unincorporated organizations, partnerships, joint ventures, limited liability companies or partnerships, and governments, or any agencies, instrumentalities, or political subdivisions thereof.

d.
Non-Compete.  Beginning with the second anniversary of the Effective Date, the Employee shall not directly, either during the Term or for a period of one (1) year thereafter, engage in any Competitive Business in West Virginia, Pennsylvania, Colorado, Utah, Wyoming, North Dakota, Michigan, Texas, Kansas, and Tennessee; provided, however, that the ownership of less than five percent (5%) of the outstanding capital stock of a corporation whose shares are traded on a national securities exchange or on the over-the-counter market shall not be deemed engaging any Competitive Business.  "Competitive Business" shall mean the oil and natural gas industry, including oil and gas leasing, drilling, and other operations, syndication and marketing of partnership or other investments related to oil and natural gas operations, or any other business activities that are the same as or similar to the Company’s business operations as its business exists on the Effective Date or on the Termination Date.

e.
Remedies. Employee acknowledges and agrees that the Company’s remedy at law for a breach or a threatened breach of the provisions herein would be inadequate, and in recognition of this fact, in the event of a breach or threatened breach by Employee of any of the provisions of this Agreement, it is agreed that the Company shall be entitled to equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without posting bond or other security.  Employee acknowledges that the granting of a temporary injunction, a temporary restraining order or other permanent injunction

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merely prohibiting Employee from engaging in any business activities would not be an adequate remedy upon breach or threatened breach of this Agreement, and consequently agrees upon any such breach or threatened breach to the granting of injunctive relief prohibiting Employee from engaging in any activities prohibited by this Agreement.  No remedy herein conferred is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder now or hereinafter existing at law or in equity or by statute or otherwise.

6.	Termination of the Agreement

a.
Notice of Termination.  Either the Employee or the Board may terminate this Agreement at any time and in his or their sole discretion upon no less than 30 days written Notice of Termination to the other party.  "Notice of Termination" shall mean a written notice which shall indicate the specified termination provision in this Agreement relied upon (Section 6.c., Section 6.d., Section 6.e, Section 6.f or Section 6g.) and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated; provided, however, no such purported termination shall be effective without such Notice of Termination; provided further, however, any purported termination by the Company or by Employee shall be communicated by a Notice of Termination to the other party hereto in accordance with  Section 7 (“Notices”) of this Agreement.

b.
Termination Date.  The “Termination Date” shall mean the date specified in the Notice of Termination. The Termination Date shall not be less than thirty (30) days after the date such Notice of Termination is given.

c.	Termination by the Company for Just Cause.

(i)	The Company may terminate the Employee for “Just Cause” (as defined in Section 6c.ii), provided that the Company shall:

(A)	Give the Employee Notice of Termination as specified in Section 6.a., and

(B)
Pay the Employee, within thirty days after his Termination Date, his Base Salary through the Termination Date at the rate in effect at the time the Notice of Termination is given plus any Bonus (only for periods completed and accrued, but not paid), incentive, deferred, or other compensation, and provide any other benefits, which have been earned or become payable as of the Termination Date, pursuant to the terms of this or any other agreement, or compensation or benefit plan, but which have not yet been paid or provided.

(ii)	For purposes of this Agreement “Just Cause” shall be a good faith determination of the Board that the Employee:

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(A)
Failed to substantially perform his duties with the Company (other than a failure resulting from his incapacity due to physical or mental illness) after a written demand for substantial performance has been delivered to him by the Board, which demand specifically identifies the manner in which the Board believes he has not substantially performed his duties, and the Employee has failed to cure such deficiency within thirty (30) days of the receipt of such notice;

(B)	Has engaged in conduct the consequences of which are materially adverse to the Company, monetarily or otherwise;

(C)	Has pleaded guilty to or been convicted of a felony or a crime involving moral turpitude or dishonesty;

(D)
Conduct by Employee which demonstrates gross  unfitness to serve the Company in your position (that is not remedied by Employee within fourteen (14) days of written notice of such unfitness from the Chief Financial Officer); or

(E)	Has materially breached the terms of this Agreement.

(iii)
The Employee shall not be deemed to have been terminated with Just Cause under (ii)(B), (C), (D), or(E) unless there shall have been delivered to the Employee a letter setting forth the reasons for the Company’s termination of the Employee for Just Cause.

d.
Termination by the Company Without Just Cause.  In the event the Company terminates Employee’s employment prior to the expiration of this Agreement (including extensions as provided in Section1.b.) for any reason other than for Just Cause or the death or Disability (as defined in Section 6e.) of the Employee, the Company shall:

(i)	Within thirty days of the Termination Date:

(A)	If the Termination Date for the Employee is on or prior to the anniversary of the Effective Date, pay in a lump sum to the Employee an amount equal to twelve months of Base Salary.

(B)
If the Termination Date for the Employee occurs after the anniversary of the Effective Date, but on or prior to the second anniversary of the Effective Date, pay in a lump sum to the Employee an amount equal to eighteen months of Base Salary.

(C)
If the Termination Date for the Employee occurs after the second anniversary of the Effective Date, pay to the Employee a lump sum severance payment equal to two times the sum of: a) the Employee's highest Base Salary during the previous two years of

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employment immediately preceding the Termination Date, plus b) the highest Bonus paid to the Employee during the same two year period.

(ii)
Pay to the Employee any unpaid expense reimbursement upon presentation by the Employee of an accounting of such expenses in accordance with normal Company practices, but no later than March 15 of the year following the year of termination,

(iii)	Immediately vest any unvested Company stock options or restricted stock,

(iv)
Pay any deferred income or other benefit payments due under this or any other agreements or plans, provided such payments shall be made under the schedule originally contemplated in the agreement under which they were granted, and

(v)
Continue coverage of the Employee and any dependents covered at the time of termination under the Company’s group health plans at the Company’s cost for a period equal to the lesser of (i) 18 months or (ii) such period as the Employee is eligible to participate in another employer’s health plan.

e.
Termination in the Event of Death or Disability.  This Agreement may be terminated by the Company in the event of the death or Disability (as hereinafter defined) of the Employee upon proper notification to the Employee (or his estate in the event of his death), provided the Company shall pay to the Employee (or to the estate of the Employee in the event of termination due to the death of the Employee) the compensation and other benefits described in Section 3a. of this Agreement which would have been earned for (6) months after the Termination Date and any amounts earned under Section 3b. of this Agreement prorated for the period up to the Termination Date.  The benefits provided under this Section shall be no less favorable to Employee in terms of amounts, deductibles and costs to him, if any, than such benefits provided by the Company to him and shall not be interpreted so as to limit any benefits to which Employee, as a terminated employee of the Company, or his family may be entitled under the Company's life insurance, medical, hospitalization or disability plans following his Termination Date or under applicable law, and any other benefits or payments earned by the employee under this or any other agreement or plan.  “Disability” means the inability of Employee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Internal Revenue Code Section 409A(a)(2)(C) and Treas. Reg. § 1.409A-3(i)(4).  All amounts payable under this Section 6.e. shall be paid in a lump-sum as soon as practicable, but in no event later than two-and-one-half (2-1/2) months following the close of the calendar year in which the death or Disability occurred.

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f.	Termination by the Employee. The Employee may terminate this Agreement upon proper notification as provided in Section 6.a. In such event the Company shall pay to the Employee:

(i)
Within thirty (30) days after his Termination Date, in a lump sum, the compensation provided in Section 3 at the rate in effect at the time of the Notice of Termination. The Base Salary and Bonus shall be prorated for the portion of the year that the Employee is employed by the Company; provided, however, that if the Employee’s termination occurs prior to March 31 of the year the Employee shall not be entitled to a prorated Bonus for the year;

(ii)
Any incentive, deferred or other compensation which has been earned or has become payable pursuant to the terms of this or any other agreement or compensation or benefit plan as of the Termination Date, but which has not yet been paid, provided such payments shall be made under the schedule originally contemplated in the agreement under which they were granted;

(iii)	Any unpaid expense reimbursement upon presentation by the Employee of an accounting of such expenses in accordance with normal Company practices; and

(iv)	Any other payments for benefits earned under this or any other employment agreement or plan.

g.	Termination by the Employee following Change of Control.

(i)
In the event the Employee terminates this Agreement within two years following a Change of Control of the Company (as defined in this Section 6g.) due to a material diminution of Employee's Base Salary or a material diminution in the reward opportunities under his Bonus (the "Double Trigger Event") and the Employee provides Notice of Termination within 60 days of the initial existence of the Double Trigger Event, the Company shall have thirty (30) days to remedy the condition and not be required to pay the amount and if the condition shall not be remedied within such thirty (30) day period, the Company shall:

(A)
Pay to the Employee within 30 days after the Termination Date, in a lump sum, a severance payment equal to two times the sum of: a) the Employee's highest Base Salary during the previous two years of employment immediately preceding the Termination Date, plus b) the highest Bonus paid to the Employee during the same two year period,

(B)	Pay to the Employee any unpaid reimbursement upon presentation by the Employee of an accounting of such expenses in accordance

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with normal Company practices, but not later than March 15 of the year following the year of termination,

(C)	Immediately vest any unvested Company stock options or restricted stock,

(D)
Pay any deferred income or retirement payment or other benefit payments due under this or any other agreements or plans, provided such payments shall be made under the schedule originally contemplated in the agreement under which they were granted, and

(E)
Continue coverage of the Employee under the Company’s group health plans at the Company’s cost for a period equal to the lesser of (i) 18 months or (ii) such period as the Employee is receiving COBRA health continuation coverage from the Company.

(ii)	A "Change of Control" of the Company shall occur on the earliest of the following events:

(A)
Change in Ownership: A change in ownership of the Company occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company, excluding the acquisition of additional stock by a person or more than one person acting as a group who is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company.

(B)	Change in Effective Control: A change in effective control of the Company occurs on the date that either:

(I)
Any one person, or more than one person acting as a group, acquires (or has acquired during the l2-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company; or

(II)
A majority of the members of the Board of Directors of the Company (the “Board”) is replaced during any l2-month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors prior to the date of the appointment or election; provided, that this paragraph (b) shall apply only to the Company if no other corporation is a majority shareholder.

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(C)
Change in Ownership of Substantial Assets: A change in the ownership of a substantial portion of the Company's assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the l2-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

It is the intent that this definition be construed consistent with the definition of “Change of Control” as defined under Internal Revenue Code Section 409A and the applicable Treasury Regulations, as amended from time to time.

h.
Internal Revenue Code Section 409A Compliance.  Except with respect to amounts paid pursuant to a schedule in a plan or arrangement outside of this Agreement, it is intended that amounts payable under this Section 6 not be considered non-qualified deferred compensation subject to Internal Revenue Code Section 409A.  If Employee is considered a Specified Employee under Internal Revenue Code Section 409A, then to the extent such amounts are considered non-qualified deferred compensation payable upon a separation from service under Internal Revenue Code Section 409A, payment of those amounts so deferred under Internal Revenue Code Section 409A may not be made until at least six (6) months following the Employee’s separation from service of the Company (or, if earlier, the date of death of Employee).

i.	Release. Prior to the payment by the Company of the amounts due under subsections (d), (f) or (g) above, Employee shall execute the release satisfactory to the Company.

7.
Notices.  For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, by facsimile transmission or sent by certified mail, return receipt requested, postage prepaid, or by expedited  (overnight) courier with established national reputation, shipping prepaid or billed to sender, in either case addressed to the respective addresses last given by each party to the other  (provided that all notices to the Company shall be directed to the attention of the Director of Human Resources of the Company ) or to such other address as either party may have furnished  to the other in writing  in  accordance  herewith.  All notices and communication shall be deemed to have been received on the date of delivery thereof, or on the second day after deposit thereof with an expedited courier service, except that notice of change of address shall be effective only upon receipt.

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Company at:                        Petroleum Development Corporation
                          120 Genesis Blvd.
                          PO Box 26
                          Bridgeport, WV 26330

Employee at:        Scott Meyers
                          1233 Linden Vue Drive
                          Cannonsburg, Pennsylvania 15317

8.
Life Insurance.  The Company may, at any time after the execution of this Agreement, maintain any outstanding life insurance policies and apply for and procure as owner and for its own benefit new life insurance on Employee, in such amounts and in such form or forms as the Company may determine.  Employee shall, at the request of the Company, submit to such medical examinations, supply such information, and execute such documents as may be required by the insurance company or companies to whom the Company has applied for such insurance.  Employee hereby represents that to his knowledge he is in excellent physical and mental condition.

9.
Successors. This Agreement shall be binding on the Company and any successor to any of its businesses or assets.  Without limiting the effect of the prior sentence, the Company shall use its best efforts to require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement or which is otherwise obligated under this Agreement by the first sentence of this Section, entitled Successors, by operation of law or otherwise.

10.
Binding Effect.  This Agreement shall inure to the benefit of and be enforceable by Employee's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Employee should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee's estate.

11.
Integration Modification and Waiver.  This Agreement constitutes the sole employment agreement between the parties, and any prior employment agreement, written or oral, is terminated.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and such officer of the Company as may be specifically designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

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12.	Headings. Headings used in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

13.
Waiver of Breach.  The waiver of either the Company or Employee of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either the Company or Employee.

14.	Amendments. No amendments or variations of the terms and conditions of this Agreement shall be valid unless the same is in writing and signed by all of the parties hereto.

15.
Survival of Obligations.  The provisions of Section 6 of this Agreement shall continue to be binding upon the Employee and Company in accordance with their terms, notwithstanding the termination of the Employee’s employment with the Company for any reason or the expiration of this Agreement.

16.
Severability.  The invalidity or unenforceability of any provision of this Agreement, whether in whole or in part, shall not in any way affect the validity and/or enforceability of any other provision contained herein.  Any invalid or unenforceable provision shall be deemed severable to the extent of any such invalidity or unenforceability.  It is expressly understood and agreed that while the Company and Employee consider the restrictions contained in this Agreement reasonable for the purpose of preserving for the Company the good will, other proprietary rights and intangible business value of the Company, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this Agreement is an unreasonable or otherwise unenforceable restriction against Employee, the provisions of such clause shall not be rendered void but shall be deemed amended to apply as to maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

17.	Governing Law. This Agreement shall be construed and enforced pursuant to the laws of the Commonwealth of Pennsylvania without giving effect to its conflict of laws.

18.
Arbitration.  Any controversy or claim arising out of or relating to this Agreement or any transactions provided for herein, or the breach thereof, other than a claim for injunctive relief, shall be settled by arbitration in accordance with the commercial Arbitration Rules of the American Arbitration Association (the "Rules") in effect at the time demand for arbitration is made by any party.  The evidentiary and procedural rules in such proceedings shall be kept to the minimum level of formality that is consistent with the Rules. The Company shall name one arbitrator, Employee shall name a second and the two arbitrators so chosen shall name a neutral, third arbitrator, who shall serve as the sole arbitrator of the controversy or claim.  The third arbitrator shall be experienced in the matters in dispute.  In the event that the third and sole arbitrator is not agreed upon, the American Arbitration Association shall name him or her.  Arbitration shall occur in Bridgeport, West Virginia, or such other location agreed to by the Company and Employee.  The award made by the third arbitrator shall be final and binding, and judgment may be entered in any court of law having competent jurisdiction. The award is

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subject to confirmation, modification, correction, or vacation only as explicitly provided in Title 9 of the United States Code.  The prevailing party shall be entitled to an award of pre- and post-award interest as well as reasonable attorneys' fees incurred in connection with the arbitration and any judicial proceedings related thereto.

19.
Pronouns.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural, as the identity of the person or entity may require. As used in this Agreement: (1) words of the masculine gender shall mean and include corresponding neuter words or words of the feminine gender, (2) words in the singular shall mean and include the plural and vice versa, and (3) the word "may" gives sole discretion without any obligation to take any action.

20.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one document.

21.	Exhibits. Any Exhibits attached hereto are incorporated herein by reference and are an integral part of this Agreement.

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IN WITNESS WHEREOF, the Company and the Employee have duly executed this Employment Agreement as of the date first above written.

Company		Executive
Petroleum Development Corporation

By:	/s/ Richard W. McCullough		/s/ R. Scott Meyers
	Richard W. McCullough		Scott Meyers
Chairman and Chief Executive Officer

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